EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER AND YEAR END 2023 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Fourth quarter Operating EBITDA* of $21.1 million and net loss of $87.2 million
•
Full year 2023 Operating EBITDA of $17.5 million and net loss of $242.1 million
•
Continued to ramp up and build out the order book of our mass timber business in 2023
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, February 15, 2024 ‑ Mercer International Inc. (Nasdaq: MERC) today reported that Operating EBITDA in the fourth quarter of 2023 was $21.1 million compared to $96.1 million in the same quarter of 2022 and $37.5 million in the third quarter of 2023.

In the fourth quarter of 2023, net loss was $87.2 million (or $1.31 per share), which included a non-cash impairment of $33.7 million (or $0.51 per share) relating to the classification of our sandalwood business as held for sale, compared to net income of $20.0 million (or $0.30 per share) in the fourth quarter of 2022 and net loss of $26.0 million (or $0.39 per share) in the third quarter of 2023.

In 2023, Operating EBITDA was $17.5 million compared to $536.5 million in 2022. Net loss was $242.1 million (or $3.65 per share) in 2023 compared to net income of $247.0 million (or $3.74 per basic share and $3.71 per diluted share) in 2022.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “In the fourth quarter, our operating results were positively impacted by an improved pulp pricing environment. However, our results decreased relative to the preceding

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

quarter because of greater planned maintenance downtime in the fourth quarter and because in the third quarter there were positive impacts from the recognition of non-cash items and sales of previously impaired inventory.

In the fourth quarter, we saw improved pulp pricing for both NBSK and NBHK across all our markets as customers restocked inventories. We currently believe this pricing momentum will continue into 2024 with modest price increases expected in the first quarter. We continued to be negatively impacted by the overall weakness in the lumber market as slightly higher prices in the U.S. were offset by lower prices in Europe.

We recognized a non‐cash impairment of $33.7 million against our sandalwood business in the fourth quarter of 2023 as we made the strategic decision to pursue a sale of this business to focus on our core strategy, resulting in these assets and associated liabilities being valued at fair market value and classified as held for sale as at the end of 2023.

In the fourth quarter of 2023, all our mills ran very efficiently and we had 23 days of scheduled maintenance downtime (approximately 31,600 ADMTs) at our pulp mills. In the first quarter of 2024, we have no scheduled maintenance downtime at our pulp mills.

Overall per unit fiber costs for our pulp segment were stable in the fourth quarter compared to the third quarter. Per unit fiber costs for our solid wood segment decreased due to the availability of lower cost beetle damaged wood in Germany.

In 2023, we saw strong growth in our mass timber business as we secured major customer contracts and continued to build out our order book. We began 2024 with a mass timber order book of almost $100 million. We are pleased that this business has exceeded our expectations to date, including by contributing positively to our Operating EBITDA in the fourth quarter.”

Mr. Bueno concluded: “We have seen pulp pricing and fiber supply conditions improve and currently expect this to continue in 2024. While market conditions have improved, our team remains disciplined on controlling costs, including by limiting discretionary spending and managing working capital to ensure our cash and liquidity levels remain healthy. We finished 2023 with approximately $610 million in aggregate liquidity and believe we are well positioned to ensure the integrity of our balance sheet through the business cycle.”

Current Market Environment

We currently expect improved pulp pricing in 2024, led by Europe, where third-party quoted list prices for NBSK pulp increased to $1,350 per ADMT in January 2024 with additional modest increases expected to continue in the first half of 2024 as a result of stronger demand due to the easing of inflationary pressures. For China and North America we currently expect prices to be generally stable in the first part of 2024, with reduced supply offset by continued weak demand. For NBHK pulp we currently expect stable prices in the first half of 2024.

In our solid wood segment, we currently expect a modest increase in U.S. lumber prices in the first half of 2024 driven by increased housing activity and low customer inventory levels. In Europe, we expect lumber prices to be relatively flat as demand remains weak due to continued high interest rates and economic uncertainty. We currently expect mass timber prices to be stable in the first half of 2024.

Consolidated Financial Results

	Q4	Q3	Q4	YTD	YTD
	2023	2023	2022	2023	2022(1)
	(in thousands, except per share amounts)
Revenues	$470,494	$470,821	$583,056	$1,993,844	$2,280,937
Operating income (loss)	$(56,395)	$(3,426)	$47,263	$(188,774)	$392,368
Operating EBITDA	$21,145	$37,527	$96,128	$17,462	$536,521
Net income (loss)	$(87,216)	$(25,956)	$20,024	$(242,056)	$247,039
Net income (loss) per common share
Basic	$(1.31)	$(0.39)	$0.30	$(3.65)	$3.74
Diluted	$(1.31)	$(0.39)	$0.30	$(3.65)	$3.71

(1)
Includes results of the Torgau facility since September 30, 2022.

Consolidated – Three Months Ended December 31, 2023 Compared to Three Months Ended December 31, 2022

Total revenues in the fourth quarter of 2023 decreased by approximately 19% to $470.5 million from $583.1 million in the same quarter of 2022 primarily due to lower pulp and energy sales realizations partially offset by higher pulp sales volumes.

Costs and expenses in the fourth quarter of 2023 decreased modestly to $526.9 million from $535.8 million in the same quarter of 2022 primarily as a result of lower per unit fiber, energy, freight and chemical costs partially offset by a $33.7 million non-cash impairment recognized in connection with the classification of our sandalwood business as held for sale and higher pulp sales volumes.

In the fourth quarter of 2023, Operating EBITDA was $21.1 million compared to $96.1 million in the same quarter of 2022 primarily due to lower pulp and energy sales realizations partially offset by lower per unit production and freight costs.

Segment Results

Pulp

	Three Months Ended December 31,
	2023	2022
	(in thousands)
Pulp revenues	$340,687	$425,421
Energy and chemical revenues	$23,495	$37,804
Operating income	$1,245	$68,972

In the fourth quarter of 2023, pulp segment operating income was $1.2 million compared to $69.0 million in the same quarter of 2022 primarily as a result of lower pulp and energy sales realizations partially offset by lower per unit fiber, energy, chemical and freight costs.

Our pulp segment revenues decreased by approximately 21% to $364.2 million in the fourth quarter of 2023 from $463.2 million in the same quarter of 2022 primarily due to the relatively weaker pulp market and lower energy revenues.

Pulp revenues in the fourth quarter of 2023 decreased by approximately 20% to $340.7 million from $425.4 million in the same quarter of 2022 due to lower sales realizations partially offset by higher sales volumes.

In the fourth quarter of 2023, third party industry quoted average list prices for NBSK pulp were materially lower in all our markets compared to the same quarter of 2022. Our average NBSK pulp sales realizations decreased by approximately 22% to $709 per ADMT in the fourth quarter of 2023 from $913 per ADMT in the same quarter of 2022. In the fourth quarter of 2023, our average NBHK pulp sales realizations decreased by approximately 34% to $593 per ADMT from $896 per ADMT in the same quarter of 2022.

Total pulp sales volumes increased by approximately 6% to 491,156 ADMTs in the fourth quarter of 2023 from 465,318 ADMTs in the same quarter of 2022 primarily because of higher production.

Energy and chemical revenues decreased by approximately 38% to $23.5 million in the fourth quarter of 2023 from $37.8 million in the same quarter of 2022 as a result of lower sales realizations partially offset by higher sales volumes.

Costs and expenses in the fourth quarter of 2023 decreased by approximately 8% to $363.2 million from $394.3 million in the same quarter of 2022 primarily due to lower per unit fiber, energy, chemical and freight costs partially offset by higher pulp sales volumes.

In the fourth quarter of 2023, per unit fiber costs decreased by approximately 7% from the same quarter of 2022 driven by stable supply and the benefits from our Peace River woodroom. We currently expect modestly lower per unit fiber costs in the first quarter of 2024 due to stable supply.

Solid Wood

	Three Months Ended December 31,
	2023	2022
	(in thousands)
Lumber revenues	$47,821	$45,041
Energy revenues	$4,928	$7,310
Manufactured products revenues(1)	$16,252	$5,583
Pallet revenues	$23,767	$36,063
Biofuels revenues(2)	$10,916	$17,691
Wood residuals revenues	$1,759	$6,722
Operating loss	$(18,411)	$(14,281)

______________

(1)
Manufactured products primarily includes cross-laminated timber, glulam and finger joint lumber.
(2)
Biofuels includes pellets and briquettes.

In the fourth quarter of 2023, solid wood segment operating loss was $18.4 million compared to $14.3 million in the same quarter of 2022 primarily due to lower solid wood products' sales realizations, with the exception of manufactured products, partially offset by lower per unit fiber costs.

In the fourth quarter of 2023, solid wood segment revenues decreased by approximately 11% to $105.4 million from $118.4 million in the same quarter of 2022 primarily as a result of lower pallet, biofuels, energy and wood residuals sales realizations partially offset by higher manufactured products revenues.

In the fourth quarter of 2023, lumber revenues increased by approximately 6% to $47.8 million from $45.0 million in the same quarter of 2022 as higher sales volumes were only partially offset by modestly lower sales realizations. Average lumber sales realizations decreased by approximately 6% to $427 per Mfbm in the fourth quarter of 2023 from approximately $454 per Mfbm in the same quarter of 2022 as a result of weaker demand in the European market driven by higher interest rates and an uncertain economic outlook. In the U.S. market, sales realizations were flat in the fourth quarter of 2023 compared to the same quarter of 2022. The U.S. market accounted for approximately 49% of our lumber revenues and approximately 39% of our lumber sales volumes in the fourth quarter of 2023. The remaining balance of our lumber sales were primarily to Europe.

Lumber sales volumes increased by approximately 13% to 112.0 MMfbm in the fourth quarter of 2023 from 99.2 MMfbm in the same quarter of 2022 primarily due to the timing of sales.

In the fourth quarter of 2023, we continued to ramp up our mass timber operations and manufactured products revenues increased to $16.3 million from $5.6 million in the same quarter of 2022 as a result of both higher sales realizations and sales volumes. Manufactured products sales realizations increased to $1,234 per m3 in the fourth quarter of 2023 from $561 per m3 in the same quarter of 2022 as a result of higher cross-laminated timber and glulam sales volumes.

Energy and wood residuals revenues in the fourth quarter of 2023 decreased by approximately 52% to $6.7 million from $14.0 million in the same quarter of 2022 primarily due to lower sales realizations.

Pallet revenues in the fourth quarter of 2023 decreased by approximately 34% to $23.8 million from $36.1 million in the same quarter of 2022 primarily due to lower sales realizations and sales volumes. Biofuels in the fourth quarter of 2023 decreased by approximately 38% to $10.9 million from $17.7 million in the same quarter of 2022 primarily due to lower sales volumes and realizations.

In the fourth quarter of 2023, lumber production decreased by approximately 5% to 111.6 MMfbm from 117.3 MMfbm in the same quarter of 2022 as a result of maintenance downtime.

Fiber costs were approximately 70% of our lumber cash production costs in the fourth quarter of 2023. In the fourth quarter of 2023, per unit fiber costs for lumber production decreased by approximately 19% compared to the same quarter of 2022 due to an increased supply of beetle damaged wood in Germany. We currently expect modestly lower per unit fiber costs in the first quarter of 2024 as a result of the continuing availability of beetle damaged wood partially offset by stronger demand.

Consolidated – Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Total revenues in 2023 decreased by approximately 13% to $1,993.8 million from $2,280.9 million in 2022 primarily due to lower pulp, lumber and energy sales realizations partially offset by the inclusion of Torgau for a full year and higher sales volumes.

Costs and expenses in 2023 increased by approximately 16% to $2,182.6 million from $1,888.6 million in 2022 primarily as a result of the inclusion of Torgau for a full year, higher per unit fiber costs, a $33.7 million impairment recognized in connection with the classification of our sandalwood business as held for sale and higher sales volumes. These increases were partially offset by lower per unit energy and freight costs and the receipt of $46.4 million of insurance proceeds in 2023 relating to the 2021 turbine downtime at the Rosenthal mill and the July 2022 fire at the Stendal mill. In 2022, we received insurance proceeds of $17.3 million related to the Stendal fire.

In 2023, Operating EBITDA was $17.5 million compared to $536.5 million in 2022 primarily due to lower pulp, lumber and energy sales realizations and higher per unit fiber costs partially offset by lower per unit energy and freight costs and higher insurance proceeds received.

Liquidity

As of December 31, 2023, we had cash and cash equivalents of $314.0 million and approximately $296.3 million available under our revolving credit facilities and as a result aggregate liquidity of about $610 million.

The following table is a summary of selected financial information as of the dates indicated:

	As of December 31,
	2023	2022
	(in thousands)
Cash and cash equivalents	$313,992	$354,032
Working capital	$806,468	$800,114
Total assets	$2,662,578	$2,725,037
Long-term liabilities	$1,740,731	$1,508,192
Total shareholders' equity	$635,410	$838,784

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on April 4, 2024 to all shareholders of record on March 27, 2024. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 16, 2024 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/6gsbsf2n or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of cross-laminated timber, 45 thousand cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	YTD	YTD
	2023	2023	2022	2023	2022(1)
	(in thousands, except per share amounts)
Pulp segment revenues	$364,182	$348,853	$463,225	$1,516,130	$1,866,117
Solid wood segment revenues	105,443	119,547	118,410	472,054	408,458
Corporate and other revenues	869	2,421	1,421	5,660	6,362
Total revenues	$470,494	$470,821	$583,056	$1,993,844	$2,280,937

Pulp segment operating income (loss)	$1,245	$21,181	$68,972	$(48,262)	$340,664
Solid wood segment operating income (loss)	(18,411)	(19,690)	(14,281)	(87,663)	70,642
Corporate and other operating loss	(39,229)	(4,917)	(7,428)	(52,849)	(18,938)
Total operating income (loss)	$(56,395)	$(3,426)	$47,263	$(188,774)	$392,368

Pulp segment depreciation and amortization	$30,783	$28,186	$29,199	$114,151	$112,058
Solid wood segment depreciation and amortization	12,779	12,517	19,451	57,320	31,170
Corporate and other depreciation and amortization	244	250	215	1,031	925
Total depreciation and amortization	$43,806	$40,953	$48,865	$172,502	$144,153

Operating EBITDA	$21,145	$37,527	$96,128	$17,462	$536,521
Impairment of sandalwood business held for sale	$33,734	$—	$—	$33,734	$—
Income tax recovery (provision)	$(1,084)	$(3,984)	$(8,608)	$27,767	$(98,264)
Net income (loss)	$(87,216)	$(25,956)	$20,024	$(242,056)	$247,039
Net income (loss) per common share
Basic	$(1.31)	$(0.39)	$0.30	$(3.65)	$3.74
Diluted	$(1.31)	$(0.39)	$0.30	$(3.65)	$3.71
Common shares outstanding at period end	66,525	66,525	66,167	66,525	66,167

(1)
Includes results of the Torgau facility since September 30, 2022.

Summary Operating Highlights

	Q4	Q3	Q4		YTD	YTD
	2023	2023	2022		2023	2022(1)
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	436.2	397.5	390.9		1,714.4	1,607.6
NBHK	71.5	82.5	80.6		251.2	271.0
Annual maintenance downtime ('000 ADMTs)	31.6	13.3	39.5		82.9	111.0
Annual maintenance downtime (days)	23	13	21		71	80
Pulp sales ('000 ADMTs)
NBSK	411.8	425.1	393.4		1,689.0	1,660.8
NBHK	79.4	62.1	72.0		262.2	257.0
Average NBSK pulp prices ($/ADMT)(2)
Europe	1,245	1,160	1,442		1,257	1,427
China	748	680	920		747	949
North America	1,312	1,293	1,745		1,448	1,704
Average NBHK pulp prices ($/ADMT)(2)
China	643	530	837		592	794
North America	1,083	1,023	1,608		1,227	1,514
Average pulp sales realizations ($/ADMT)(3)
NBSK	709	666	913		729	876
NBHK	593	530	896		627	869
Energy production ('000 MWh)(4)	544.6	524.4	515.8		2,142.0	2,028.1
Energy sales ('000 MWh)(4)	213.2	214.8	183.4		832.6	751.7
Average energy sales realizations ($/MWh)(4)	92	108	156	(5)	107	214	(5)
Solid Wood Segment
Lumber
Production (MMfbm)	111.6	94.4	117.3		462.3	442.2
Sales (MMfbm)	112.0	114.7	99.2		500.5	409.9
Average sales realizations ($/Mfbm)	427	443	454		435	703
Energy
Production and sales ('000 MWh)	38.7	39.0	39.0		160.2	109.6
Average sales realizations ($/MWh)	127	140	159	(5)	134	224	(5)
Manufactured products(6)
Production ('000 cubic meters)	10.2	10.9	8.3		25.1	36.3
Sales ('000 cubic meters)	12.1	11.0	6.1		33.4	28.8
Average sales realizations ($/cubic meters)	1,234	1,752	561		1,514	715
Pallets
Production ('000 units)	2,184.7	2,895.1	2,568.4		10,707.2	2,568.4
Sales ('000 units)	2,450.7	2,765.3	2,646.3		11,041.2	2,646.3
Average sales realizations ($/unit)	10	10	14		11	14
Biofuels(7)
Production ('000 tonnes)	38.9	52.1	45.7		167.2	45.7
Sales ('000 tonnes)	39.9	38.7	49.8		144.8	49.8
Average sales realizations ($/tonne)	274	294	355		281	355
Average Spot Currency Exchange Rates
$ / €(8)	1.0761	1.0884	1.0218		1.0817	1.0534
$ / C$(8)	0.7347	0.7458	0.7366		0.7412	0.7691

______________

(1)
Includes results of the Torgau facility since September 30, 2022.
(2)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(3)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(4)
Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(5)
Energy sales realizations for the year ended December 31, 2022 are net of the German energy windfall tax of $6.7 million for the pulp segment and $1.1 million for the solid wood segment.
(6)
Manufactured products includes cross-laminated timber, glulam and finger joint lumber.
(7)
Biofuels includes pellets and briquettes.
(8)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Revenues	$470,494	$583,056	$1,993,844	$2,280,937
Costs and expenses
Cost of sales, excluding depreciation and amortization	422,677	451,196	1,853,482	1,638,672
Cost of sales depreciation and amortization	43,738	48,841	172,223	144,064
Selling, general and administrative expenses	26,740	35,756	123,179	105,833
Impairment of sandalwood business held for sale	33,734	—	33,734	—
Operating income (loss)	(56,395)	47,263	(188,774)	392,368
Other income (expenses)
Interest expense	(27,245)	(18,768)	(88,246)	(71,499)
Other income (expenses)	(2,492)	137	7,197	24,434
Total other expenses, net	(29,737)	(18,631)	(81,049)	(47,065)
Income (loss) before income taxes	(86,132)	28,632	(269,823)	345,303
Income tax recovery (provision)	(1,084)	(8,608)	27,767	(98,264)
Net income (loss)	$(87,216)	$20,024	$(242,056)	$247,039
Net income (loss) per common share
Basic	$(1.31)	$0.30	$(3.65)	$3.74
Diluted	$(1.31)	$0.30	$(3.65)	$3.71
Dividends declared per common share	$0.075	$0.075	$0.300	$0.300

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$313,992	$354,032
Accounts receivable, net	306,166	351,993
Inventories	414,161	450,470
Prepaid expenses and other	23,461	21,680
Assets classified as held for sale	35,125	—
Total current assets	1,092,905	1,178,175
Property, plant and equipment, net	1,409,937	1,341,322
Investment in joint ventures	41,665	45,635
Amortizable intangible assets, net	52,641	61,497
Goodwill	35,381	30,937
Operating lease right-of-use assets	11,725	15,049
Pension asset	5,588	4,397
Other long-term assets	12,736	48,025
Total assets	$2,662,578	$2,725,037
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$278,986	$377,306
Pension and other post-retirement benefit obligations	826	755
Liabilities associated with assets held for sale	6,625	—
Total current liabilities	286,437	378,061
Long-term debt	1,609,425	1,346,508
Pension and other post-retirement benefit obligations	12,483	12,178
Operating lease liabilities	7,755	9,475
Other long-term liabilities	13,744	14,072
Deferred income tax	97,324	125,959
Total liabilities	2,027,168	1,886,253
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,525,000 issued and outstanding (2022 – 66,167,000)	66,471	66,132
Additional paid-in capital	359,497	354,495
Retained earnings	336,113	598,119
Accumulated other comprehensive loss	(126,671)	(179,962)
Total shareholders’ equity	635,410	838,784
Total liabilities and shareholders’ equity	$2,662,578	$2,725,037

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2023	2022	2021
Cash flows from (used in) operating activities
Net income (loss)	$(242,056)	$247,039	$170,988
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	172,502	144,153	132,199
Deferred income tax provision (recovery)	(36,392)	7,003	18,791
Inventory impairment	58,600	—	—
Impairment of sandalwood business held for sale	33,734	—	—
Loss on early extinguishment of debt	—	—	30,368
Defined benefit pension plans and other post-retirement benefit plan expense	5,214	1,708	2,831
Stock compensation expense	5,922	6,737	2,394
Foreign exchange transaction losses (gains)	3,905	(16,802)	(16,597)
Other	(5,092)	(1,241)	384
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,152)	(2,942)	(4,258)
Changes in working capital
Accounts receivable	52,507	(20,476)	(121,579)
Inventories	(15,836)	(63,184)	(96,442)
Accounts payable and accrued expenses	(98,182)	66,796	75,589
Other	(2,679)	(8,131)	(12,454)
Net cash from (used in) operating activities	(69,005)	360,660	182,214
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(136,324)	(178,742)	(159,440)
Acquisition, net of cash acquired	(82,100)	(256,604)	(51,258)
Property insurance proceeds	12,203	8,616	21,540
Proceeds from government grants	5,569	1,067	9,333
Purchase of term deposit	—	(75,000)	—
Proceeds from sale of term deposit	—	75,519	—
Other	785	534	2,031
Net cash from (used in) investing activities	(199,867)	(424,610)	(177,794)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	(824,557)
Proceeds from issuance of senior notes	200,000	—	875,000
Proceeds from (repayment of) revolving credit facilities, net	61,272	115,330	(33,396)
Dividend payments	(19,950)	(19,847)	(17,167)
Payment of debt issuance costs	(4,865)	(3,871)	(14,483)
Payment of finance lease obligations	(7,785)	(10,003)	(7,850)
Other	(48)	(711)	3,616
Net cash from (used in) financing activities	228,624	80,898	(18,837)
Effect of exchange rate changes on cash and cash equivalents	208	(8,526)	(1,071)
Net increase (decrease) in cash and cash equivalents	(40,040)	8,422	(15,488)
Cash and cash equivalents, beginning of year	354,032	345,610	361,098
Cash and cash equivalents, end of year	$313,992	$354,032	$345,610

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q4	Q3	Q4	YTD	YTD
	2023	2023	2022	2023	2022(1)
Net income (loss)	$(87,216)	$(25,956)	$20,024	$(242,056)	$247,039
Income tax provision (recovery)	1,084	3,984	8,608	(27,767)	98,264
Interest expense	27,245	21,863	18,768	88,246	71,499
Other expenses (income)	2,492	(3,317)	(137)	(7,197)	(24,434)
Operating income (loss)	(56,395)	(3,426)	47,263	(188,774)	392,368
Add: Depreciation and amortization	43,806	40,953	48,865	172,502	144,153
Add: Impairment of sandalwood business held for sale	33,734	—	—	33,734	—
Operating EBITDA	$21,145	$37,527	$96,128	$17,462	$536,521

______________

(1)
Includes results of the Torgau facility since September 30, 2022.